Exhibit 99-1

N E W S   R E L E A S E

CONTACT:	Martina Linders	FOR IMMEDIATE RELEASE
	(312) 279-1430	September 10, 2012

ELS ANNOUNCES SUCCESSFUL COMPLETION AND PRELIMINARY RESULTS OF TENDER OFFER FOR SHARES OF ITS SERIES A PREFERRED STOCK

CHICAGO, IL – September 10, 2012 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced that its offer (the “Offer”) to acquire all of the 8,000,000 outstanding shares of its 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Shares”), has expired, that the Company has determined that the conditions of the Offer have been satisfied, and that the Company has accepted for purchase all of the Series A Shares that were validly tendered and not withdrawn before the expiration of the Offer. Based on preliminary results provided by the depositary for the Offer, the number of Series A Shares accepted for purchase is approximately 5.4 million, representing approximately 68% of the outstanding Series A Shares. Pursuant to the terms of the Offer, the consideration payable for each validly tendered Series A Share consists of (i) one newly issued depositary share (each a “Depositary Share”) representing 1/100th of a share of the Company’s newly created 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share with a liquidation value equal to $25.00 per Depositary Share, plus (ii) cash in an amount equal to the amount of all unpaid dividends accrued on such tendered Series A Share through and including the expiration of the Offer (estimated to be approximately $0.3849625 per Series A Share). The Company intends to arrange for delivery of the Offer Consideration as soon as practicable.

The Company’s President and CFO Marguerite Nader commented, “I am very pleased with the results of this exchange offer. The exchange offer resulted in an attractive yield on our new issue of preferred stock with significantly lower transaction costs, while at the same time benefiting both our existing preferred and common shareholders. It is a win-win for the Company.”

The Company has retained MacKenzie Partners, Inc. to serve as Information Agent in connection with the Offer. Requests for documents and questions regarding the Offer may be directed to MacKenzie Partners, Inc. at (800) 322-2885. The Schedule TO, Offer to Exchange, Letter of Transmittal and certain other documents related to the Offer are filed with the SEC and may be obtained for free at the SEC’s website, www.sec.gov.

About the Company

Equity LifeStyle Properties, Inc. is a fully integrated owner and operator of lifestyle-oriented properties and owns or has an interest, as of September 10, 2012, in 382 quality properties in 32 states and British Columbia consisting of 141,077 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.